EX 10-28-2
TEGNA INC.
EXECUTIVE SEVERANCE PLAN
(As Amended Through May 30, 2017)
Amendment No. 1

TEGNA Inc. hereby amends the TEGNA Inc. Executive Severance Plan (the “Plan”), as amended through May 30, 2017, as follows:

1.The Plan is amended by re-designating current Sections 2(b)(iii) and 2(b)(iv) as Sections 2(b)(iv) and 2(b)(v), respectively, and adding the following new Section 2(b)(iii):

(iii)
material harm to the Company (financial, competitive, reputational or otherwise) caused by the Participant’s gross negligence, intentional misconduct, or knowing or reckless disregard of supervisory responsibility for a direct report who engages in gross negligence or intentional misconduct;

2.Section 7 is amended by adding the following after the first sentence of such Section:

In the event the Participant has not been employed for the full three fiscal years prior to the Participant’s Qualifying Termination, the average annual bonus shall be calculated based on the average of the annual bonuses earned for the fiscal years the Participant was employed. If the Participant was employed for just a portion of a fiscal year and consequently did not receive an annual bonus for the fiscal year, that fiscal year shall be ignored for purposes of the bonus calculation. If the Participant was employed for just a portion of a fiscal year and received a prorated annual bonus for the fiscal year, that fiscal year shall not be ignored but the prorated annual bonus shall be adjusted to reflect a full year’s bonus.
3.The Plan is amended by adding the following new Section 8 and sequentially renumbering the current Sections 8 through 17:

8.    Forfeiture and Clawback. In the event prior to the payment of a severance benefit to a Participant the Committee determines that the Participant could have been terminated for Cause, such severance benefit will be forfeited by the Participant and the Participant shall not be entitled to any severance benefit under this Plan. In the event after the payment of a severance benefit to a Participant the Committee determines that the Company incurred material harm (financial, competitive, reputational or otherwise) caused by the Participant’s gross negligence, intentional misconduct, or knowing or reckless disregard of supervisory responsibility for a direct report who engages in gross negligence or intentional misconduct and such determination is made with three years of payment of the severance benefit, the Participant must repay such severance benefit to the

Company and the Participant shall not be entitled to any severance benefit under this Plan.
4.Exhibit A of the Plan is amended by replacing the parenthetical “(including, but not limited to, your restrictive covenant and confidentiality obligations)” in the second to last sentence of Section (4)(a) with “(including, but not limited to, your restrictive covenant and confidentiality obligations, and the Company’s forfeiture and clawback rights under Section 8 of the Plan)”.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of December 7, 2018.

TEGNA INC.

By:	/s/ Akin S. Harrison
Name:	Akin S. Harrison
Title:	Senior Vice President